EXHIBIT 99.1

[Letterhead]

September 13, 2013

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (the “Company”) has declared a quarterly cash dividend of $0.315 per share of common stock payable September 13, 2013 to shareholders of record as of August 15, 2013.  This dividend represents an increase of 2.0 cents per share or 6.9% compared with the dividend paid in the second quarter of 2012.  For your convenience, I have enclosed our earnings press release and selected unaudited financial data as of and for the six months ended June 30, 2013.

We are very pleased with our financial performance for the second quarter of 2013.  The following are a few key highlights:

•

Net income amounted to $3.2 million for the quarter, which represented an increase of $65 thousand or 2.1% over the same quarter in 2012.

•

Diluted earnings per share were $0.80 for the quarter, up $0.01 or 1.3% compared with the same quarter in 2012.  We are pleased to sustain consistent growth in this key indicator as the banking industry is experiencing the effects of lower earning asset volumes as well as continued pressure on net interest margins.

•

For the quarter, our return on average equity was 9.90%, our return on average assets was 0.96% and our efficiency ratio was 55.9%.  These are key performance indicators, all of which compared very favorably with local and national peers.

•

Total assets at June 30, 2013 were $1.34 billion, up $40.4 million or 3.1% compared with year end 2012.

•

Total loans ended the quarter at $852.6 million, up $37.6 million or 4.6% over December 31, 2012.

•

For the quarter, tax-equivalent net interest income, our principal component of earnings, was $9.9 million, up $561 thousand or 6.0% compared to the same quarter in 2012.

•

Total non-performing loans ended the quarter at $8.5 million, down from $9.9 million at December 31, 2012, representing an improvement of 14.2%.  Expressed as a percentage of total loans outstanding, total non-performing loans ended the quarter at 0.99% down from 1.21% at December 31, 2012.

•

Our Total Risk-Based Capital Ratio improved slightly from December 31, 2012 and ended the quarter at 16.10%, well above the regulatory standard for “well-capitalized” financial institutions.

Our largest segments continue to be tourism related services associated with Acadia National Park and the Maine seacoast in general.  These lodging, retail, and hospitality operators are managing through another season of opportunities and concerns.  The later than usual opening of Acadia National Park’s internal access road system due to “sequestration” as part of federal budget constraints and a rather wet beginning to the summer served as initial challenges.  These have been at least somewhat balanced by a rebound in July and August temperatures and continued growth in prospective cruise ship landings.  With regard to the latter, these visits are important to local merchants and restaurants in late summer and early fall as traditional summer traffic slows.  With 135 planned visitations in Bar Harbor alone through October 30 by vessels ranging in size from 160 feet to more than 1,100 feet, this developing part of the seacoast economy appears very healthy and creates a substantial volume of business for our customers.

Two of our signature local industries, lobster fishing and blueberry growing, remain a stable contributor to the economic health of our region.  Last year’s record lobster landings in poundage and value are reportedly on similar pace for this year.  As volumes continue to be strong, improvement in the global economy will be a key contributor to establishing improved market pricing.  Blueberry growing continues to manage through weather and pests, however the crop thus far appears on a similar pace to last year and global demand remains strong.

On the employment front, the Bureau of Labor Statistics reported that Maine’s unemployment rate remained below 7% at 6.9% in July, also below the national rate of 7.4%.  While we are not convinced that this suggests any lasting trend, it is beginning to establish some consistency.

This represents my first shareholder letter to you since assuming the role of President & CEO with the planned retirement of Joe Murphy.  As a Maine native, I am honored to be associated with Bar Harbor Bank & Trust, our loyal customers, and our talented team.

If you have any questions or concerns, please feel free to share your thoughts with me directly at csimard@bhbt.com or by telephone at 207-669-6788.  The Company values direct feedback from our shareholders and we hope you will reach out to us when you would like your voices heard.

Best regards,

/s/ Curtis C. Simard

Curtis C. Simard

President & CEO

Enclosures

This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended.  You can identify these forward-looking statements by the use of words like “strategy,” “anticipates,” “expects,” “plans,” “believes,” will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company and its subsidiaries which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.  For more information about these risks and uncertainties and other risk factors, please see the Company’s Annual Report on Form 10-K as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC.  All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward looking statements.  The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

#  #  #